EXCLUSIVE RIGHTS AGREEMENT

THIS AGREEMENT is dated the 28th day of May, 2013, by and between Valley High Mining Company., a company duly incorporated pursuant to the laws of Nevada and having an office located at 12835 E. Arapahoe Road, Tower 1 Penthouse # 810, Centennial, CO 80112 (hereinafter called "VHM" or the "Purchaser") and Grupo Bernas SA de CV and Hector Mora Gomez, the legal representative and signing authority for Grupo Bernas SA de CV, Corporativo de Minerales Mexicanos S.A de C.V and the Mining Concessions; # 219074 known as El Diamante, # 227686 known as Jaimito, # 227687 known as Yunuen, operating pursuant to the laws of Mexico and having an office located in Manzanillo, Colima, Mexico (hereinafter called "GIUV" or the "Vendor"), who hereby agree as follows.

RECITALS

WHEREAS, Purchaser wishes to acquire the Exclusive Rights to develop, explore and produce mineral revenue on the concessions as well as to process the existing tailings piles located on the concessions held by GIUV and associates; and

WHEREAS, Vendor wishes grant the Exclusive Rights to mine on the Concessions (as hereinafter defined) and to process the said tailing piles locate on the Concession legally described as; the El Diamante Concession, as per the legal description (attached hereto and incorporated herein as Schedule “A”), Further that GIUV has all rights, permissions and mining permits to allow VHM access to the said concessions to remove and further process the said tailings; and

WHEREAS, Vendor is the Joint Venture Partner and authorized signing authority for 100% of the Concessions # 219074, # 227686,  and # 227687, all rights,  chattels and mining  permits  held  by GIUV and associates (the “Concession”);

WHEREAS, VHM is desirous of furthering the completion of the proposed tailings recovery project from GIUV concessions and in providing the necessary funding on a best efforts basis, to process the existing tailings, to complete such project.

WHEREAS, based upon the representations and warranties set forth herein, the Purchaser has agreed to purchase from the Vendor and the Vendor has agreed to grant to the Purchaser, on the terms and conditions set forth herein, the complete and Exclusive Rights on the Concessions to mine and Exclusive Rights in and to the tailings located in and on the said Concession in consideration of the issuance by Purchaser to Vendor of 100,000 common shares of VHM (the "Payment Shares").

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the aforesaid agreements and the mutual covenants and conditions herein contained the Purchaser covenants and agrees with the Vendor, and the Vendor covenants and agrees with the Purchaser as follows:

SECTION   1.
INTERPRETATION AND DEFINITIONS

1.1	Definitions. For all purposes of this Agreement:

(a)	"Closing Date" means the 28th day of May 2013, or such other date as the Parties hereto may mutually agree;

(b)           "Exchange" means the OTCQB.

(c)
"Payment Shares" means, in the aggregate, 100,000 common shares of VHM, to be issued and held in trust for the benefit of the Vendor in exchange for the Exclusive Rights to mine and process the existing tailings, assignment and sale of the complete and total interest in and to 100 % of the tailings located in and on the Concession # 219074, # 227686, and# 227687 of GIUV.

(d)	"Purchase Price" means, in the aggregate, the issuance of the Payment Shares;

(e)           "Purchaser" means VHM or nominee.

(f)	“Vendor” means GIUV and any individual or party involved with the Vendor or GIUV who has, or purports to have, any interest of any nature whatsoever in the Concession.

(g)
“Concession” means title to the Concession described as the El Diamante Concession # 219074 and # 227686, and # 227687, as per the attached (Schedule “A”) all rights and entitlements, chattels, concessions and mining permits held by GIUV.

(h)	“Valley High Mining Company” means a publically traded, reporting company under the US Securities Exchange Act of 1934, as amended, whose common stock trades on the OTC-QB.

(i)
“Tailings” also called mine dumps, culm dumps, slimes, tails, refuse, leach residue or slickens means, the materials left over after the process of separating the valuable fraction from the uneconomic fraction (gangue) of an ore.

(j)
"Joint Venture" means Grupo Hemas SA de CV, Corporative de Minerales Mexicanos S.A de C.V and the Mining Concessions # 219074 known as El Diamante, # 227686 known as Jaimito and # 227687 known as Yunuen.

1.2            Interpretation

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)	"This Agreement" means this Agreement and all Schedules and Exhibits attached hereto;

(b)	Any reference in this Agreement to a designated "Article", "Section", "Schedule" or other subdivision refers to the designated Article, Section, Schedule or other subdivision of this Agreement;

(c)
The headings used in this Agreement are for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(d)	The words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement;

(e)
Unless otherwise stipulated herein, all references to currency are deemed to mean lawful money of United States of America (USA) and all amounts to be calculated or paid pursuant to this Agreement are to be calculated in lawful money of U.S.A.;

(f)
The word "including", when following any general statement term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such work or to similar items or matters, whether or not non-limited language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(g)
Any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(h)
"Person" means an individual, corporation, body corporate, associate ship, joint venture, association, trust or unincorporated organization or any trustee, executor, administrator or other legal representative.

1.3           Schedules

The following are the Schedules to this Agreement, and are incorporated herein by reference:

Schedule "A":	Concession Legal Description
Schedule "Al":	Copy of Joint Venture Agreement between Grupo Hemas SA de CV and Corporativo de Minerales Mexicanos S.A de C.V.

SECTION 2
PURCHASE AND SALE

2.1           Purchase and Sale Exclusive Rights.

Based upon the representations, warranties and covenants of the parties herein contained and subject to the conditions herein contained, the Purchaser hereby purchases from Vendor and the Vendor hereby sells to Purchaser the Exclusive Rights to mine and to process the tailings located in and on the Concession and all right, title and interest of the Vendor in and to the said tailings located in and on the Concession for a period of ten (10) calendar years, commencing on the first day following the post the due diligence period described below herein.

2.2           Consideration
In consideration of the purchase and sale herein contemplated and in complete satisfaction of the purchase price, the Purchaser shall:

(a)
issue to the Vendors 100,000 “restricted” common shares of VHM (the "Payment Shares") to be held in trust for the Vendor by Whitehall Trust and released and delivered to Vendor upon the Purchaser providing written confirmation to Whitehall Trust of its satisfaction of the test results obtained during the due diligence period.  Purchaser agrees to pay all of the filing and registration costs, including the legal fees associated with the issuance of the Payment Shares as contemplated in this purchase and sale; and

(b)	Pay to Vendor the royalty provided in Section 5(c) below herein.

SECTION 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

3.1           Purchaser's Representations and Warranties

The Purchaser represents and warrants to the Vendor as continuing representations and warranties which are true and correct on the date hereof or, if any such representation and warranty is expressed to be made and given in respect of a particular date other than the date hereof, then such representation and warranty shall be true and correct on such date, and all representations and warranties herein shall be true and correct on each day thereafter to and including the Closing Date with the same effect as if made and given on and as of each such day, that:

(a)
The Purchaser is a company duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the necessary corporate capacity and is fully qualified in Nevada and each other jurisdiction in which it carries on business or holds assets to carry on the business which it now carries on and to hold the assets which it now holds;

(b)	The Purchaser has carried on its business in the normal course;

(c)
There are no actions, suits proceedings or investigations pending to the knowledge of the Purchaser, threatened against or affecting the Purchaser, at law or in equity, before or by any court, administrative agency or other tribunal or any governmental authority, other than as previously disclosed to the Vendor;

(d)
There are no contractual obligations of the Purchaser considered onerous by the Purchaser which have not been disclosed to the Vendor and the Purchaser has no information or knowledge of facts pertaining to the Purchaser which, if known to the Vendor, might reasonably be expected to deter the Vendor from completing the transactions contemplated hereby;

(e)	Purchaser is up-to-date and in good standing with respect to all filings required to be made with the Regulatory Authorities.

3.2           Covenants of the Purchaser

The Purchaser covenants and agrees with the Vendor that:

The Purchaser will forthwith use its best efforts to obtain the necessary Development Funding in accordance with the terms of this Agreement;

(a)
The Purchaser will, both before and after the Closing Date, execute and do all such further deeds and assurances as may be required in the reasonable opinion of the Vendor's counsel for more perfectly consummating the transactions contemplated herein;

(b)	The Purchaser will further the objectives and commercialization of the mining and refining of the tailings locate on the Concession.

SECTION 4
VENDOR’S REPRESENTATIONS AND WARRANTIES

4.1           Vendor’s Representations and Warranties

The Vendor represent and warrants to the Purchaser as continuing representations and warranties, which representations and warranties are made in respect of and as specific representations and warranties of the Vendor, in each or their specific capacities and in their collective capacity for the purposes of this Agreement, which are true and correct on the date hereof or, if any such representation and warranty is expressed to be made and given in respect of a particular date other than the date hereof, then such representation and warranty shall be true and correct on such date, and all representations and warranties herein shall be true and correct on each day thereafter to and including the Closing Date with the same effect as if made and given on and as of each such day, that:

(a)
The Vendor holds all permits, licenses, concessions, consents and authorities issued by any government or governmental authority which are necessary in connection with the operation of its business and of the ownership of its business and of the ownership of its properties and assets, including but not limited to the Concession;

(b)
There has been no material adverse change in the financial condition and position of the Vendor and no damage, loss destruction or other change in circumstances materially affecting the Concession or the Vendor’s right or capacity to carry on business;

(c)
The Vendor has not engaged in any transaction nor made any disbursement or assumed or incurred any liability or obligation or made any commitment, including, without limitation, any forward purchase commitment or similar obligation, to make any expenditure which would materially adversely affect the Concession or the Exclusive Right to the tailings in and on the concession;

(d)
Other than as set forth herein, the Vendor has not purchased, leased or acquired or agreed to purchase, lease or acquire, any additional Concession or assets and has not sold, transferred, disposed, mortgaged, pledged, charged, leased or otherwise encumbered, or agreed to sell, transfer, dispose of, mortgage, pledge, charge, lease or otherwise encumber, any of its Concession or assets other than those acquired by it or sold, disposed of or encumbered by it in the course of its normal and ordinary day to day business;

(e)	With respect to the Concession, the Vendor has not waived or surrendered any right of substantial value and has not made any gift of any of its Concession or assets;

(f)	The Vendor has carried on its business in the normal course;

(g)
The Vendor does not have outstanding any continuing contractual obligations whatsoever relating to or affecting the Concession other than those contracts entered into by it in the course of its normal and ordinary day to day business;

(h)
The Vendor is not in default under or in breach of, or would, after notice or lapse of time or both, be in default under or in breach of, and neither this Agreement nor the consummation of the transactions contemplated hereby will conflict with, constitute a default under, result in a breach of, entitle any person or company to a right of termination under, or result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever upon or against the Concession or assets of the Vendor under its constating documents, any contract, agreement, indenture or other instrument to which it is a party or by which it is bound, any law, judgement, order, writ, injunction or decree of any court, administrative agency or other tribunal or any regulation of any governmental authority, and all such contracts, agreements, indentures, or other instruments are in good standing and the Vendor is entitled to all benefits thereunder;

(i)
There are no actions, suits proceedings or investigations pending to the knowledge of the Vendor, threatened against or affecting the Vendor or the Concession, at law or in equity, before or by any court, administrative agency or other tribunal or any governmental authority;

(j)	The Vendor has good and marketable title to the Concession and the Concession is free and clear of any liens, charges or encumbrances;

(k)
Statements of the Vendor are true and correct in every material respect, and fairly reflect the business, Concession, assets and financial position of the Vendor and the results of its operations and there are no liabilities of the Vendor, contingent or otherwise, not reflected in the Statements of the Vendor;

(l)
With respect to the Concession, there are no contractual obligations of the Vendor considered onerous by the Vendor, which have not been disclosed to the Purchaser and the Vendor has no information or knowledge of facts pertaining to the Vendor or the Concession which, if known to the Purchaser, might reasonably be expected to deter the Purchaser from completing the transactions contemplated hereby;

SECTION 5
COVENANTS OF THE VENDOR

5.1           Vendor’s Covenants

The Vendor hereby covenants and agrees with the Purchaser that:

(a)
The Vendor has validly obtained and is duly vested with the right to Grant/Sell the Exclusive Rights in and to the tailings located on the El Diamante Concession and the Vendor has full right and authority to enter into this Agreement;

(b)
Upon request from the Purchaser and for the exclusive benefit of the Purchaser, the Vendor will take all steps as are reasonably necessary or prudent to obtain, perfect and enforce any and all rights in the Concession. The Vendor will forthwith advise the Purchaser of any new developments or modifications to the Concession and all such new developments and modifications will for all purposes be deemed to be part of the Concession covered by this Agreement; and

(c)
The Vendors and Purchaser acknowledge that it is an express condition of the Exclusive Rights Agreement contemplated herein that Vendor will receive a royalty payment of 6% of the net smelter received by the Purchaser less the recovery, refining and trucking costs and other customary operating costs associated with the production derived from the Concession.

(d)
The Vendor specifically acknowledge that the Vendor and current management of the Vendor will agree to execute such additional documentation as is required to more particularly satisfy its duties and obligations stated herein upon the reasonable request of Purchaser.

SECTION 6
CONDITIONS TO CLOSING

6.1           Purchaser's Conditions

The obligations of the Purchaser to complete the transactions contemplated hereby are subject to the following conditions (which are for the exclusive benefit of the Purchaser) having been satisfied or expressly waived in writing by the Purchaser:

(a)	Prior to the Closing Date the Purchaser shall not have become aware of any breach of any of the covenants, warranties or representations of the Vendor set forth herein.

(b)	All of the covenants and agreements of the Vendor to be observed or performed on or before the Closing Date pursuant to the terms hereof shall have been duly observed or performed; and

(c)
Such documents and other materials (including any materials requested for the Purchaser’s due diligence purposes) in form and content necessary to allow the Purchaser the Exclusive Rights to the tailings located in and on the said concession, from the Vendor to the Purchaser as Purchaser's counsel considers appropriate shall have been delivered by the Vendors to the Purchaser.

6.2           Vendor's Conditions

The obligations of the Vendor to complete the transactions contemplated hereby are subject to the following conditions (which are for the exclusive benefit of the Vendor) having been satisfied or expressly waived in writing by the Vendor:

(a)	That this Agreement and all documents prepared in connection with this Agreement have been duly executed and authorized and are valid and binding on the Purchaser in accordance with their terms;

(b)
That the Purchaser has taken all action necessary to issue and release into trust the Payment Shares in accordance with all applicable provisions of the applicable legislation and the constating documents of the Purchaser and that such shares are fully paid and non-assessable and as to all other legal matters pertaining to the Purchaser and the transactions contemplated hereby as the Vendor’s counsel may reasonably require;

(c)	All consents, approvals and authorizations of the Regulatory Authorities required in connection with the transactions herein contemplated have been obtained;

(d)	Prior to or on the Closing Date the Vendors shall not have become aware of any breach of any of the warranties and representations of the Purchaser set forth herein;

(e)	All of the covenants and agreements of the Purchaser to be observed or performed on or before the Closing Date pursuant to the terms hereof shall have been duly observed or performed;

(f)	The Purchaser has delivered to the Vendors on the Closing Date all of the documents required to be delivered hereunder; and

6.3           Closing Documents

On the Closing Date the Vendor shall deliver to the Purchaser and the Purchaser shall deliver to the Vendor, the documents and other materials as more particularly set forth in Schedules “A” and “B” attached hereto and forming a part hereof.

SECTION 7
TERMINATION

7.1           Method of Termination.  This Agreement may be terminated by any Party hereto if the other Party (the “Defaulting Party”) is in material breach of any of its obligations hereunder and fails to remedy such breach within 60 days following receipt by the Defaulting Party of written notice from the non-defaulting Party advising of such breach.

7.2           Event of Default.  This Agreement will automatically terminate

(a)  if the Purchaser becomes insolvent, bankrupt or subject to the provisions of the Insolvency Act (1986), including but without limitation, if any composition, arrangement, proposal or petition under the bankruptcy laws is entered into or filed by or against it or if a receiver, receiver-manager or trustee in bankruptcy or similar officer is appointed to take charge of the Purchaser's affairs or if dissolution proceedings are commenced by or against the Purchaser or if the Purchaser goes into liquidation, either voluntarily or under an order of a court of competent jurisdiction, of if it makes a general assignment for the benefit of creditors or otherwise acknowledges its insolvency.

(b)           the failure by Purchaser to deliver the Payment Shares at closing.

(c)	Both parties also agree that, should the corporation elect to dissolve, whether voluntarily or involuntarily, then the following provisions will apply:

(i)
If no funding or insufficient funding to cause the Project contemplated herein to go forward occurs as purported, then the Exclusive Rights brought forth by GIUV (Vendor) shall be returned in total and without recourse to GIUV; and

(ii)	Any and all shares brought forth as a result of this Agreement shall be returned to the Purchaser, without recourse to either party; and

(iii)
Not withstanding good faith and best efforts provisions inherent in this Agreement, each party agrees to hold the other harmless for the other’s failure to perform and further agrees to indemnify the other against all actions that may be brought as a result of its own misrepresentations.

7.3           Confidential Information.  Upon any termination of this Agreement, the Purchaser will forthwith return to the Vendor all documents, instruments, drawings, plans or other materials containing confidential information relating to the Concession or GIUV, whether such confidential material is in its possession or in the possession of any other person.  Upon any termination of this Agreement, the Purchaser will cease using the Concession. Upon any termination of this Agreement the Vendor shall return the Payment Shares to the Purchaser for cancellation and return to the Purchaser’s treasury.

SECTION 8
GENERAL

8.1           Survival of Covenants, Representations and Warranties.  The covenants, representations and warranties of the Purchaser and the Vendor contained herein or in certificates or documents delivered pursuant to or in connection with this Agreement will survive the completion of this Agreement and, notwithstanding the completion of the transactions contemplated in this Agreement, will continue in full force and effect from and after the date of this Agreement.

8.2           Indemnity to The Purchaser.  Without prejudicing any other remedy available to the Purchaser at law or in equity, the Vendor covenants and agrees on demand to indemnify and hold harmless the Purchaser from and against all losses, judgments, amounts paid in settlement of actions or claims, liabilities (whether accrued, actual, contingent or otherwise), claims, costs, deficiencies, damages, expenses (including but not limited to legal fees and disbursements on a solicitor and his own client basis), demands and injury in any manner accruing from, arising out of or with respect to or relating to any representation or warranty of the Vendor contained herein being untrue or incorrect or its failure to observe or perform any of its obligations pursuant to this Agreement or any other agreement or instrument executed and delivered by it pursuant to this Agreement.

8.3           Notices.  Every notice, request, demand, direction or other communication required or permitted to be given pursuant to this Agreement by any party to another will be deemed to be well and sufficiently given if in writing and delivered or transmitted by facsimile or email to the parties at the addresses first above written or to such other address as is specified by the particular party by notice to the others, and any such notice shall be deemed to be received on the day of such delivery.

8.4           Amendment or Termination.  Except as otherwise provided herein, this Agreement may not be amended or terminated except by an instrument in writing executed by both parties hereto.

8.5           Transfer or Assignment.  This Agreement and the rights hereunder may be transferred or assigned by Purchaser without the consent of Vendor.

8.6           Further Agreements.  The Parties hereto agree that they will prepare, execute and deliver such further or other agreements as may be necessary or expedient to give effect to the transactions contemplated hereunder.

8.7           Governing Law.  This Agreement is and will be deemed to have been made in Commonwealth of the Bahamas and for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in the Bahamas and the rights and remedies of the parties will be determined in accordance with those laws.

8.8           Cumulative Remedies.  The rights of the parties provided in this Agreement are cumulative and no exercise or enforcement by the parties of any right or remedy under this Agreement will preclude the exercise or enforcement by the parties of any other right or remedy under this Agreement or otherwise available to the parties at law or in equity.

8.9           Counterparts Facsimile Execution. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document.  The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document.  At the request of any party, a facsimile or telecopy document is to be re-executed in original form by the parties who executed the facsimile or telecopy document.  No party may raise the use of a facsimile machine or telecopier machine as a defense to the enforcement of the Agreement or any amendment or other document executed in compliance with this Section.

8.10           Time.  Time is of the essence in the performance of each obligation under this Agreement.

8.11           Further Assurances.  The parties hereto will execute and deliver all such further documents and instruments and do all such further acts and things as any other party reasonably requests to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

8.13           Inurement.  This Agreement will inure to the benefit of and be binding on the respective successors and permitted assignees of both parties.

It is a condition Precedent that the Purchaser shall have a 90 day due diligence period from the date of signing in which his representatives shall have full access to the concession for the purpose of taking samples for assaying and removing tailings for refining tests.

Further, the Vendor herein grants the purchaser a one year option to purchase the aforementioned Concession on terms and conditions to be established and contracted, post the due diligence period.

(Balance of page intentionally left blank.  Signature page follows)

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the day and date first above written.

Valley High Mining Company
Signed, and delivered by:
Andrew Telsey, President

s/ Andrew Telsey	s/ Phillip Knight
Authorized Signatory	Witness

Grupo Hemas
Signed, and delivered by:
Captain Hector Mora Gomez, CEO
With Power of Attorney for Associates

s/ Captain Hector Mora Gomez
Authorized Signatory

Schedule “A”
Legal Description

THE MINING CONCESSION" LOT "EL DIAMANTE TITLE 219074, LOCATED IN THE STATE OF MICHOACAN (HEREINAFTER CALLED "THE MINE")

Extract of title:

Tarjeta de Registro Informativa
Sin Valor Oficial

Datos del Titulo

Título : 219074 Nombre del Lote : EL DIAMANTE Status : VIGENTE

Datos Generales de la Concesión

Expediente :	6/1/00566
Fecha de Solicitud :	05/12/2002
Tipo de Concesión :	EXPLOTACION
Superficie :	397,9790
Ubicación :	ARTEAGA, MICHOACAN
Sustituye al :	204035
Subdirección :	QUERETARO

Datos del Registro Público de Minería

Fecha de Expedición :	03/02/2003
Vigencia del :	04/02/2003
Al :	03/02/2053
Duración :	50 Años
Libro :	CONCE.MIN.
Volumen :	334
Foja :	127 Acta : 254

Concesionario(s) Original(es) : Participación (%)

FROYLAN RUBIO LOMBERA 100

Concesionario(s) Actual(es) : Participación (%)

J.PASTOR RUIZ CERVANTES 100

Actos, Contratos y Convenios que afectan al Titulo

Identificador : 200309RPM46250 Expediente : 399/2003 Fecha de Inscripción : '12/2003

Acto : CESIÓN DE DERECHOS TOTAL ONEROSA % Afectación : 100

Partes : FROYLAN RUBIO LOMBERA
FABIOLA JIMENEZ DURAN

Inscripción > Libro : 129 Volumen : 16 Acta : 151 Foja : 133

Identificador : 201109RPM05925 Expediente : 232/2 Fecha de Inscripción : 5/03/2011

Acto : CESIÓN DE DERECHOS TOTAL ONEROSA % Afectación : 100

Partes : FABIOLA JIMENEZ DURAN
J.PASTOR RUIZ CERVANTES

Inscripción > Libro : 129 Volumen : 29 Acta : 19 Foja : 15

Anotaciones

AL MARGEN DEL ACTA 254 DEL VOL. 334 DEL LIBRO DE CONCECIONES SE TOMO NOTA DE LA EXPEDICION DEL DUPLICADO DE ESTE TITULO A SOLICITUD DE SU ACTUAL TITULAR FABIOLA JIMENEZ DURAN 06/05/2004

Purchasers Initials Vendors Initials

EL 20 DE AGOSTO DE 2010, SE TOMO NOTA DE LA EXPEDICIÓN DEL DUPLICADO DE ESTE TITULO A SOLICITUD DE SU ACTUAL TITULAR: FABIOLA JIMENEZ DURAN (100%).

Validación de Información

Revisión Realizada por : JAIME CORTES GONZALEZ Fecha de Revisión : 12/10/2004

Tarjeta Revisada y Liberada, Esta Tarjeta Electrónica sustituye a la Tarjeta Fisica del Registro Público de Minería !!!

Purchasers Initials Vendors Initials

Exclusive Rights Agreement *Page 13 of 15*

Schedule “A1”

“Hector Mora Gomez” declares that he is legal authorized signing authority for the Mining Concession “EL DIAMANTE”, under Title Number 219074, located in the Municipality of Arteaga, State of Michoacán as it is registered in the Mining General Direction, from the Ministry of Commerce and Industrial Promotion (Secretaría de Comercio y Fomento Industrial) (today the Ministry of Economy), under the referred Title..

See attached notarized document.

Schedule “B”
Payment Shares

100,000 free trading fully paid non assessable common shares of Valley High Mining Company will be place intrust with Whitehall Trust for the beneficial interest of the Vendor. The said shares will be releasable to the vendor upon Valley High Mining Company acknowledging that it has completed its due-diligence on the El Diamante concession to its satisfaction.

The vendor on receipt of the said shares herein agrees to deliver the shares to a one sell all sell pool administered by Whitehall Trust.

Acknowledged and Accepted

Grupo Hemas
Signed, and delivered by:
Captain Hector Mora Gomez CEO
With Power of Attorney for Associates

s/ Captain Hector Mora Gomez
Authorized Signatory